BlackRock Equity Dividend Fund, Inc.

77(I)

Terms of new or amended securities

Effective September 29, 2006, the establishment and designation of Classes are as follows:

1.

The Class A Shares are redesignated Investor A Shares.  The Investor A Shares shall retain all of the rights and preferences accorded to the Class A Shares prior to the redesignation.

2.

The Class B Shares are redesignated Investor B Shares.  The Investor B Shares shall retain all of the rights and preferences accorded to the Class B Shares prior to the redesignation.

3.

The Class C Shares are redesignated Investor C Shares.  The Investor C Shares shall retain all of the rights and preferences accorded to the Class C Shares prior to the redesignation.

4.

The Class I Shares are redesignated Institutional Shares.  The Institutional Shares shall retain all of the rights and preferences accorded to the Class C Shares prior to the redesignation.

5.

The new class of Shares is designated Service Shares.

6.

The classes of Shares established and designated are as follows:

a.

Investor A Shares

b.

Investor B Shares

c.

Investor C Shares

d.

Institutional Shares

e.

Class R Shares

f.

Service Shares